Exhibit 5.1

October 21, 2010

ExamWorks Group, Inc.
3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305

Re: ExamWorks Group, Inc. Registration Statement on Form S-1, File No. 333-168831

Ladies and Gentlemen:

We have acted as counsel to ExamWorks Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1, as amended (File No. 333-168831) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed underwritten public offering of up to an aggregate of 11,845,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.0001 per share, of which up to 9,290,114 shares will be sold by the Company (including 1,545,000 Shares issuable upon exercise of an over-allotment option granted by the Company) (the “Company Shares”) and up to 2,554,886 shares (the “Selling Stockholder Shares”) will be sold by certain selling stockholders (the “Selling Stockholders”). The Selling Stockholder Shares include (i) shares of Common Stock (the “Conversion Shares”) which will be issued by the Company upon the conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Shares”), (ii) shares of Common Stock (“Warrant Shares”) which will be issued by the Company upon the exercise of warrants (the “Warrants”) to purchase Common Stock, and (iii) shares of Common Stock (the “Option Shares”) which will be issued by the Company upon the exercise of option grants (the “Option Grants”) to purchase Common Stock. The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Stockholders and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1. to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, corporate records, certificates and other instruments of the Company as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinions hereinafter expressed.

ExamWorks Group, Inc.
October 21, 2010

In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company. We have also assumed that the Company Shares will be sold for a price per share not less than the par value per share of the Common Stock, and that the Shares will be issued and sold as described in the Registration Statement and the Underwriting Agreement.

Based upon and subject to the foregoing, we are of the opinion that:

(1)           The Company Shares have been duly authorized, and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the price at which the Company Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company and (iii) the Company Shares have been duly issued and delivered against payment therefore in the manner set forth in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable; and

(ii)           The Selling Stockholder Shares have been duly authorized, and will be validly issued, fully paid and non-assessable; provided, however, that the Conversion Shares, the Warrant Shares and the Option Shares will be validly issued, fully paid and non-assessable upon, as applicable, the conversion of the Series A Preferred Stock or upon exercise and payment in compliance with the terms of the Warrants or Option Grants pursuant to which such shares are to be issued prior to the completion of this offering.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to

ExamWorks Group, Inc.
October 21, 2010

you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP